For Immediate Release
Contact:
Leslie Braun
847-597-9328
lbraun@pregis.com
PREGIS CORPORATION APPOINTS NEW CFO
Deerfield, IL, August 27, 2007 — Pregis Corporation, a leading international manufacturer, marketer, and supplier of protective packaging products and specialty packaging solutions, has appointed D. Keith LaVanway as the Company’s Vice President and Chief Financial Officer, effective September 19, 2007.
Mr. LaVanway has over twenty years of accounting and financial management experience in building materials, medical products, and public accounting. He joins Pregis from Associated Materials Incorporated, a $1.3 billion Cuyahoga Falls, Ohio-based building materials company, where he held the position of Chief Financial Officer for the past six years. Prior to AMI, Mr. LaVanway served as Vice President, Finance at various operating divisions of Nortek, Inc. and also held financial management roles at Abbott Laboratories and Ernst & Young.
“Keith brings diverse strategic, financial and operational leadership experience to Pregis,” stated Michael McDonnell, Pregis Corporation’s President and Chief Executive Officer. “He understands the financial management needs of a dynamic, growing company such as Pregis and will be an invaluable addition to our management team. We are pleased to welcome Keith and look forward to his contributions.”
Mr. LaVanway will be replacing Timothy J. Cunningham, who has served as the Company’s Vice President and Chief Financial Officer since May 1, 2006. Mr. Cunningham will continue to work with Pregis until the end of 2007 to assist with the transition.
“Tim’s business and financial leadership was instrumental in the challenging carve-out from Pactiv and the successful establishment of Pregis as a stand-alone, publicly-reporting company. I would like to thank Tim for his contributions, and we are confident he will continue to be successful in his future endeavors,” stated Mr. McDonnell.
About Pregis:
Pregis Corporation is a leading global provider of innovative protective, flexible, and foodservice packaging and hospital supply products. The specialty-packaging leader currently operates 45 facilities in 18 countries around the world. Pregis Corporation is a wholly owned subsidiary of Pregis Holding II Corporation. For more information about Pregis, visit the Company’s web site at www.pregis.com.

Safe Harbor Statement:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of key risk factors, please see the risk factors disclosed in our annual report, which is available on our website, www.pregis.com. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no duty to update its forward-looking statements.